PRESS RELEASE

STEWARDSHIP FINANCIAL CORPORATION

DECLARES CASH DIVIDEND

Midland Park, NJ – January 16, 2013 – The Board of Directors of Stewardship Financial Corporation (NASDAQ: SSFN), parent company of Atlantic Stewardship Bank, has declared a $0.01 per share cash dividend. Common stockholders of record as of February 1, 2013 will be paid the dividend on February 15, 2013.

In announcing the dividend, Chairman William C. Hanse stated, “The Board of Directors has made the prudent decision to pay the first quarter 2013 cash dividend on common shares in the amount of $0.01 per share. This dividend represents a reduction when compared to the $0.02 per share paid in the previous quarter.”

Paul Van Ostenbridge, President and Chief Executive Officer continued, “While we remain committed to providing value to our shareholders, we also recognize our obligation to maintain a strong capital position and preserve our well-capitalized status.”

Stewardship Financial Corporation’s subsidiary, the Atlantic Stewardship Bank, has 13 banking offices in Midland Park, Hawthorne (2), Montville, North Haledon, Pequannock, Ridgewood, Waldwick, Wayne (3), Westwood and Wyckoff, New Jersey. The bank is known for tithing 10% of its pre-tax profits to Christian and local charities. To date, the Bank’s total tithe donations total $7.7 million.

We invite you to visit our website at www.asbnow.com for additional information.

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